Investor Contact: Alex Ovshey
Graphic Packaging Holding Company
404-710-8431
alex.ovshey@graphicpkg.com

Graphic Packaging Holding Company Reports Fourth Quarter and Full Year 2016 Results

Highlights

•	Full-year Net Sales increased to $4,298.1 million versus $4,160.2 million in the prior year.

•	Full-year Earnings per Diluted Share increased to $0.71 versus $0.70 in the prior year.

•	Full-year Adjusted Earnings per Diluted Share decreased to $0.73 versus $0.75 in the prior year.

•	Full-year Net Income decreased to $228.0 million versus $230.1 million in the prior year.

•	Full-year Adjusted EBITDA increased to $763.8 million versus $751.2 million in the prior year.

•	Completed four acquisitions in 2016 for a total consideration of $364 million.

•	Returned $229 million to shareholders in 2016, including $74 million in Q4 2016, through dividends and share repurchases.

ATLANTA, GA, February 7, 2017. Graphic Packaging Holding Company (NYSE: GPK), (the “Company”), a leading provider of packaging solutions to food, beverage and consumer product companies, today reported Net Income for fourth quarter 2016 of $34.9 million, or $0.11 per share, based upon 317.9 million weighted average diluted shares. This compares to fourth quarter 2015 Net Income of $57.2 million, or $0.17 per share, based on 329.6 million weighted average diluted shares.
Fourth quarter 2016 Net Income was negatively impacted by $9.8 million (net of a $4.1 million tax benefit) of business combinations and other special charges. When adjusting for these charges, Adjusted Net Income for the fourth quarter of 2016 was $44.7 million, or $0.14 per diluted share. This compares to fourth quarter 2015 Adjusted Net Income of $63.0 million or $0.19 per diluted share.
For the full year 2016, Net Income was $228.0 million, or $0.71 per share, based upon 321.5 million weighted average diluted shares. This compares to 2015 Net Income of $230.1 million, or $0.70 per share, based on 330.7 million weighted average diluted shares.
Full year 2016 Net Income was negatively impacted by $27.8 million (net of a $12.6 million tax benefit) of business combinations and other special charges, and positively impacted by a $22.4 million discrete tax benefit recorded in the second quarter 2016. When adjusting for these charges, Adjusted Net Income for the full year 2016 was $233.4 million, or $0.73 per diluted share. This compares to full year 2015 Adjusted Net Income of $247.0 million or $0.75 per diluted share.
“While our fourth quarter Adjusted EBITDA was down modestly versus the prior year period due to accelerating commodity input costs and foreign exchange headwinds, we were encouraged by a return of core volume during the quarter and strong operating performance. Volume in our core business improved in the fourth quarter compared to the third quarter, and our mill and converting facilities operated well.” said President and CEO Michael Doss. “Net sales were up 3.2% largely driven by acquisitions. Volume in our core business was flat in the fourth quarter versus the prior year period, compared to a 1.4% decline in the third quarter. Adjusted EBITDA was $175.1 million, down 3.1% compared to the prior year period of $180.7 million. For the full year 2016, Adjusted EBITDA was $763.8 million, up 1.7% compared to the prior year period of $751.2 million reflecting the benefits of acquisitions and strong productivity, partly offset by lower pricing, accelerating commodity input costs in the fourth quarter, and foreign exchange headwinds.”
“Cash flow generation in the business remains strong as we generated $358 million in 2016. Our focus on growing cash flow and returning more of it to shareholders over time has not changed. We returned $229 million to shareholders in 2016 through dividends and share repurchases, including $59 million in share repurchases during the fourth quarter. Our Board of Directors declared a 50% increase in the quarterly dividend paid in January 2017 to $0.075 per share on October 24, 2016 and approved a new $250 million share repurchase authorization on January, 10, 2017. The material increase in the quarterly dividend and new share repurchase authorization demonstrates the confidence we have in our cash flow profile. We remain committed to a balanced capital allocation strategy, which includes reinvesting in our business to drive strong cash returns on cash invested, strategic acquisitions at compelling post-synergy multiples, and returning cash to shareholders through dividends and share repurchases.”

Operating Results
Net Sales
Net Sales increased 3.2% to $1,057.2 million in the fourth quarter of 2016, compared to $1,024.9 million in the prior year period. The $32.3 million increase was driven by $64.5 million of improved volume/mix related to acquisitions. The net sales increase was partially offset by $19.1 million of unfavorable foreign exchange rates and $13.1 million of lower pricing.
Net Sales increased 3.3% to $4,298.1 million in 2016, compared to $4,160.2 million in the prior year. The $137.9 million increase was driven by $219.2 million of improved volume/mix related to acquisitions. The net sales increase was partially offset by $47.5 million of unfavorable foreign exchange rates and $33.8 million of lower pricing.
Attached is supplemental data showing Net Tons Sold for each quarter of 2016 and 2015.
EBITDA
EBITDA for fourth quarter of 2016 was $161.2 million, or $11.5 million lower than the fourth quarter of 2015. After adjusting both periods for business combinations and other special charges, Adjusted EBITDA decreased 3.1% to $175.1 million in the fourth quarter of 2016 from $180.7 million in the fourth quarter of 2015. When comparing against the prior year quarter, Adjusted EBITDA in the fourth quarter of 2016 was positively impacted by $20.8 million of improved net operating performance and $4.6 million of favorable volume/mix. These benefits were more than offset by $13.1 million of lower pricing, $7.0 million of commodity input cost inflation, $5.7 million of other inflation (primarily labor and benefits), and $5.2 million of unfavorable foreign exchange rates.
EBITDA for the full year 2016 was $723.4 million, or $4.6 million lower than the full year 2015. After adjusting both periods for business combinations and other special charges, Adjusted EBITDA increased 1.7% to $763.8 million in the full year 2016 from $751.2 million in the full year 2015. When comparing against the prior year, Adjusted EBITDA in 2016 was positively impacted by $72.7 million of improved net operating performance and $15.4 million of favorable volume/mix. These benefits were partially offset by $33.8 million of lower pricing, $24.0 million of other inflation

(primarily labor and benefits), $16.7 million of unfavorable foreign exchange rates, and $1.0 million of commodity input cost inflation.

Other Results
Total Debt (Long-Term, Short-Term and Current Portion) decreased $104.0 million during the fourth quarter of 2016 to $2,167.8 million compared to the third quarter 2016. Total Net Debt (Total Debt, net of Cash and Cash Equivalents) decreased $117.4 million during the fourth quarter of 2016 to $2,108.7 million compared to the third quarter 2016. The Company's year-end 2016 Net Leverage Ratio was 2.76 times Adjusted EBITDA compared to 2.44 times at the end of 2015.
At December 31, 2016, the Company had available global liquidity of $1,269.0 million, including the undrawn availability under its global revolving credit facilities.
Net Interest Expense was $21.5 million in the fourth quarter of 2016, up compared to the $16.6 million reported in the fourth quarter of 2015, largely reflecting higher debt balances and slightly higher average borrowing rates. Full year 2016, Net Interest Expense was $76.6 million compared to the $67.8 million reported in 2015, largely reflecting higher debt balances and slightly higher average borrowing rates.
Capital expenditures for the fourth quarter of 2016 were $36.2 million compared to $62.4 million in the fourth quarter of 2015. For full year 2016, Capital expenditures were $294.6 million compared to $244.1 million in 2015. The increase is primarily the result of investments made in the Company’s paperboard mills and converting facilities, including the successful installation of a new press section and headbox on a paperboard machine at West Monroe, LA and installation of a new curtain coater on a paperboard machine in Macon, GA, as well as to add capacity to low cost converting facilities in order to transfer volume from the now closed Menasha, WI and Piscataway, NJ plants, which were legacy higher cost facilities.
Fourth quarter 2016 Income Tax Expense was $21.9 million compared to $28.1 million in the fourth quarter of 2015. Full year 2016, Income Tax Expense was $93.2 million compared to $130.4 million in 2015.
Please note that a tabular reconciliation of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Total Net Debt and Net Leverage Ratio is attached to this release.

Earnings Call
The Company will host a conference call at 10:00 am eastern time today (February 7, 2017) to discuss the results of fourth quarter and full year 2016. To access the conference call, please go to the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com and click the audio webcast link. For those calling from within North America, dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID # 61299849). Supporting materials for our conference call have also been posted to the website. Replays of the call will be available for one week following the completion of the call and can be accessed by dialing 855-859-2056.
Forward Looking Statements
Any statements of the Company's expectations in this press release constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations. These risks and uncertainties include, but are not limited to, inflation of and volatility in raw material and energy costs, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, the Company’s debt level, currency movements and other risks of conducting business internationally, the impact of regulatory and litigation matters, including the continued availability of the Company's net operating loss offset to taxable income. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements, except as required by law. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.

About Graphic Packaging Holding Company

Graphic Packaging Holding Company (NYSE: GPK), headquartered in Atlanta, Georgia, is committed to providing consumer packaging that makes a world of difference. The Company is a leading provider of paper-based packaging solutions for a wide variety of products to food, beverage and other consumer product companies. The Company operates on a global basis, is one of the largest producers of folding cartons in the United States, and holds leading market positions in coated unbleached kraft paperboard and coated-recycled paperboard. The Company's customers include many of the world's most widely recognized companies and brands. Additional information about Graphic Packaging, its business and its products is available on the Company's web site at www.graphicpkg.com.

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2016	2015	2016	2015
Net Sales	$1,057.2	$1,024.9	$4,298.1	$4,160.2
Cost of Sales	869.1	825.3	3,506.2	3,371.1
Selling, General and Administrative	95.0	89.9	355.7	347.7
Other Expense (Income), Net	1.1	0.2	3.1	(7.7)
Business Combinations and Other Special Charges	13.9	7.9	37.1	22.0
Income from Operations	78.1	101.6	396.0	427.1
Interest Expense, Net	(21.5)	(16.6)	(76.6)	(67.8)
Income before Income Taxes and Equity Income of Unconsolidated Entity	56.6	85.0	319.4	359.3
Income Tax Expense	(21.9)	(28.1)	(93.2)	(130.4)
Income before Equity Income of Unconsolidated Entity	34.7	56.9	226.2	228.9
Equity Income of Unconsolidated Entity	0.2	0.3	1.8	1.2
Net Income	$34.9	$57.2	$228.0	$230.1

Net Income Per Share — Basic and Diluted	$0.11	$0.17	$0.71	$0.70

Weighted Average Number of Shares Outstanding - Basic	317.2	328.3	320.9	329.5
Weighted Average Number of Shares Outstanding - Diluted	317.9	329.6	321.5	330.7

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

In millions, except share and per share amounts	December 31, 2016	December 31, 2015

ASSETS

Current Assets:
Cash and Cash Equivalents	$59.1	$54.9
Receivables, Net	426.8	423.9
Inventories, Net	582.9	557.1
Other Current Assets	46.1	30.9
Total Current Assets	1,114.9	1,066.8
Property, Plant and Equipment, Net	1,751.9	1,586.4
Goodwill	1,260.3	1,167.8
Intangible Assets, Net	445.3	386.7
Other Assets	31.0	48.4
Total Assets	$4,603.4	$4,256.1

LIABILITIES

Current Liabilities:
Short-Term Debt and Current Portion of Long-Term Debt	$63.4	$36.6
Accounts Payable	466.5	457.9
Other Accrued Liabilities	249.9	237.7
Total Current Liabilities	779.8	732.2
Long-Term Debt	2,088.5	1,838.9
Deferred Income Tax Liabilities	408.0	266.7
Other Noncurrent Liabilities	270.6	316.6

SHAREHOLDERS’ EQUITY

Preferred Stock, par value $.01 per share; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 1,000,000,000 shares authorized; 313,533,785 and 324,688,717 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	3.1	3.2
Capital in Excess of Par Value	1,709.0	1,771.0
Accumulated Deficit	(268.0)	(326.8)
Accumulated Other Comprehensive Loss	(387.6)	(345.7)
Total Shareholders' Equity	1,056.5	1,101.7
Total Liabilities and Shareholders' Equity	$4,603.4	$4,256.1

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	December 31,
In millions	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$228.0	$230.1
Non-cash Items Included in Net Income:
Depreciation and Amortization	299.3	280.5
Deferred Income Taxes	76.7	110.0
Amount of Postretirement Expense Less Than Funding	(31.3)	(39.4)
Other, Net	30.2	27.0
Changes in Operating Assets and Liabilities, Net of Acquisitions and Disposition	38.5	(19.0)
Net Cash Provided by Operating Activities	641.4	589.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(278.6)	(228.9)
Packaging Machinery Spending	(16.0)	(15.2)
Acquisition of Business, Net of Cash Acquired	(332.7)	(163.2)
Other, Net	(5.2)	7.5
Net Cash Used in Investing Activities	(632.5)	(399.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of Common Stock	(164.9)	(63.0)
Payments on Debt	(25.0)	(25.0)
Proceeds from Issuance of Debt	300.0	—
Borrowings under Revolving Credit Facilities	1,200.0	903.0
Payments on Revolving Credit Facilities	(1,235.8)	(953.8)
Repurchase of Common Stock related to Share-Based Payments	(11.3)	(21.5)
Debt Issuance Costs	(5.3)	—
Dividends Paid	(64.4)	(49.3)
Other, Net	3.6	(1.3)
Net Cash Used In Financing Activities	(3.1)	(210.9)
Effect of Exchange Rate Changes on Cash	(1.6)	(5.2)
Net Increase (Decrease) in Cash and Cash Equivalents	4.2	(26.7)
Cash and Cash Equivalents at Beginning of Period	54.9	81.6
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$59.1	$54.9

Reconciliation of Non-GAAP Financial Measures

The tables below set forth the calculation of the Company's earnings before interest expense, income tax expense, equity income of unconsolidated entities, depreciation and amortization, including pension amortization (“EBITDA”), Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Net Leverage Ratio and Total Net Debt. Adjusted EBITDA and Adjusted Net Income exclude charges associated with: the Company's business combinations, other special charges and the modification or extinguishment of debt. The Company's management believes that the presentation of EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio provides useful information to investors because these measures are regularly used by management in assessing the Company's performance. EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance or liquidity presented in accordance with GAAP.

EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2016	2015	2016	2015
Net Income	$34.9	$57.2	$228.0	$230.1
Add (Subtract):
Income Tax Expense	21.9	28.1	93.2	130.4
Equity Income of Unconsolidated Entity	(0.2)	(0.3)	(1.8)	(1.2)
Interest Expense, Net	21.5	16.6	76.6	67.8
Depreciation and Amortization	83.1	71.1	327.4	300.9
EBITDA	161.2	172.7	723.4	728.0
Business Combinations and Other Special Charges (a)	13.9	7.8	40.4	21.3
Loss on Sale of Assets	—	0.2	—	1.9
Adjusted EBITDA	$175.1	$180.7	$763.8	$751.2

Adjusted EBITDA Margin (Adjusted EBITDA/Net Sales)	16.6%	17.6%	17.8%	18.1%

Net Income	$34.9	$57.2	$228.0	$230.1
Business Combinations and Other Special Charges (a)	13.9	7.8	40.4	21.3
Loss on Sale of Assets	—	0.2	—	1.9
Tax Impact of Business Combinations and Other Special Charges	(4.1)	(2.2)	(12.6)	(6.3)
Discrete Tax Item	—	—	(22.4)	—
Adjusted Net Income	$44.7	$63.0	$233.4	$247.0

Adjusted Earnings Per Share - Basic	$0.14	$0.19	$0.73	$0.75
Adjusted Earnings Per Share - Diluted	$0.14	$0.19	$0.73	$0.75

(a)
For the Three Months Ended December 31, 2015, $0.1 million is recorded in costs of sales for inventory valuation adjustments related to business combinations. For the Twelve Months Ended December 31, 2016 and 2015, $3.3 million and $1.2 million, respectively, is recorded in costs of sales, for inventory valuation adjustments related to business combinations.

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)

	Twelve Months Ended
	December 31,	December 31,	December 31,
In millions	2016	2015	2014
Net Income	$228.0	$230.1	$89.7
(Subtract) Add:
Net Loss Attributable to Noncontrolling Interests	—	—	(0.7)
Income Tax Expense	93.2	130.4	45.4
Equity Income of Unconsolidated Entity	(1.8)	(1.2)	(1.7)
Interest Expense, Net	76.6	67.8	80.7
Depreciation and Amortization	327.4	300.9	283.9
EBITDA	723.4	728.0	497.3
Business Combinations and Other Special Charges	40.4	21.3	19.0
Loss on Sale of Assets, Net	—	1.9	180.1
Loss on Modification or Extinguishment of Debt	—	—	14.4
Adjusted EBITDA	$763.8	$751.2	$710.8

	December 31,	December 31,	December 31,
Calculation of Net Debt:	2016	2015	2014
Short-Term Debt and Current Portion of Long-Term Debt	$63.4	$36.6	$32.2
Long-Term Debt(a)	2,104.4	1,852.6	1,942.1
Less:
Cash and Cash Equivalents	(59.1)	(54.9)	(81.6)
Total Net Debt	$2,108.7	$1,834.3	$1,892.7

Net Leverage Ratio (Total Net Debt/Adjusted EBITDA)	2.76	2.44	2.66

(a) Excludes unamortized deferred debt issue costs.

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2016

Net Tons Sold (000's)	687.0	721.9	721.6	706.8
2015

Net Tons Sold (000's)(a)	654.4	697.3	704.1	682.9

(a) 2015 Net Tons Sold adjusted for the shut down of Jonquière, Québec mill and the kraft paper machine in West Monroe, LA.